Exhibit 99


                  [LETTERHEAD OF INTERACTIVE DATA CORPORATION]



               INTERACTIVE DATA ANNOUNCES STOCK REPURCHASE PROGRAM


BEDFORD, MA, August 13, 2002 - Interactive Data Corporation (Nasdaq NM: IDCO) today announced that its Board of Directors has authorized the repurchase of up to one million shares of its common stock.

These repurchases will be made in the open market or in privately negotiated transactions from time to time, subject to market conditions and other factors and in compliance with applicable legal requirements. The company will use cash on hand to fund any purchases. The company is not obligated to acquire any particular amount of common stock as a result of the plan, which may be suspended at any time at the company's discretion.

About Interactive Data Corporation
Interactive Data Corporation is a leading global provider of securities pricing, financial information, and analytic tools to institutional and individual investors. The company supplies time-sensitive pricing, dividend, corporate action, and descriptive information for more than 3.5 million securities traded around the world, including hard-to-value, unlisted fixed income instruments. The company links to most of the world's best-known financial service and software companies for trading, analysis, portfolio management, and valuation.

Interactive Data Corporation is headquartered in Bedford, Massachusetts. Through its branded businesses, FT Interactive Data, CMS BondEdge, and eSignal, Interactive Data Corporation has approximately 1,600 employees in 22 offices in North America, Europe, Asia, and Australia. Pearson plc (NYSE: PSO), an international media company, whose businesses include the Financial Times Group, Pearson Education, and the Penguin Group, owns approximately 60 percent of Interactive Data Corporation.




 Investor Relations Contact                            Company Contact
 Harriet Fried                                         Steven Crane
 Lippert/Heilshorn & Associates                        Chief Financial Officer
 (212) 838-3777                                        (781) 687-8309
 hfried@lhai.com                                       steven_crane@intdata.com